UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 26, 2011

______________________________
WORLD HEART CORPORATION
(Exact name of registrant as specified in charter)

Delaware	000-28882	52-2247240
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4750 Wiley Post Way, Suite 120, Salt Lake City, Utah	84116
(Address of principal executive offices)	(Zip Code)

(801) 355-6255
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)
______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item  2.05 Costs Associated with Exit or Disposal Activities.

On July 29, 2011, World Heart Corporation (the “Company”) announced that it will end its efforts to commercialize the Levacor® ventricular assist device (VAD) technology and will focus its resources on developing and commercializing its smaller, next-generation MiFlow™ VAD.  On July 26, 2011 in conjunction with this decision, the Board of Directors of the Company approved a restructuring plan that resulted in a reduction in its workforce of approximately 21 full-time positions, or approximately 42% of its workforce.  Personnel reductions will be made across the Company’s entire organization, including the following departments:  research and development, clinical affairs, regulatory, manufacturing, quality, facilities, and accounting.  The reduction in workforce will occur over the next two months.  Affected employees are eligible to receive severance payments ranging between one and nine months and payment by the Company of each affected employee’s COBRA premiums for up to a similar period, in exchange for a customary release of claims against the Company.   Severance and benefit payments are expected to total approximately $1.0 million.  The Company is undertaking this workforce reduction to reduce its fixed operating costs and focus resources on developing and commercializing its smaller, next-generation technologies of the PediaFlow® and MiFlow VADs.

In addition to the severance benefits noted above, the Company expects to record additional restructuring charges related to inventory and equipment write-downs estimated to be between $3.0 to $5.0 million, contract and purchase order cancelation fees estimated to be between $400,000 to $750,000, facility related charges of approximately $5,000 to $50,000, and clinical trial wind-down costs of approximately $200,000 to $500,000.

The Company expects that the restructuring plan will result in aggregate cash expenditures of approximately $1.6 to $2.3 million, of which approximately $1.5 to $2.0 million is expected in the third and fourth quarters of 2011 and the remainder is expected in 2012.

The restructuring charge that the Company expects to incur in connection with the restructuring is subject to a number of assumptions, and actual results may materially differ.  The Company may also incur other material charges not currently contemplated due to events that may occur as a result of, or associated with, the restructuring plan.

This Item 2.05 contains forward-looking statements, including, but not limited to, statements related to the timing of implementation and completion of actions related to the Company’s restructuring plan, the satisfaction of the Company’s obligations under contracts and purchase agreements, expected charges and expenses related to the Company’s restructuring plan, and the timing thereof, the Company’s future development plans for the MiFlow and PediaFlow VADs. Words such as “expects,” “will,” “may,” “intends,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company’s current plans, assumptions, beliefs, and expectations. Forward-looking statements involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the Company’s ability to implement the restructuring plan to the extent currently anticipated, the impact of the workforce reduction on the Company’s business, unanticipated expenses and charges not currently contemplated that may occur as a result of the restructuring plan, the Company’s ability to execute on its strategy, the sufficiency of the Company’s capital and other resources, the uncertain timing and level of expenses associated with the development of the MiFlow and PediaFlow VADs, market competition and general business and economic conditions. The Company’s annual report on Form 10-K for the year ended December 31, 2010 and its quarterly report on Form 10-Q for the quarter ended March 31, 2011 contain under the heading “Risk Factors” a more comprehensive description of risks to which the Company is subject. The Company expressly disclaims any duty, obligation, or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

Item  5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the restructuring plan approved by the Board of Directors on July 26, 2011, the employment of Mr. Jal S. Jassawalla, Executive Vice President and Chief Technology Officer, will be terminated effective August 26, 2011.  In accordance with Mr. Jassawalla’s Change of Control and Severance Agreement dated as of September 8, 2009, subject to the execution of a binding release of claims, he will receive (i) a cash payment equal to nine months’ worth of his current base salary,  (ii) waiver of one-year cliff vesting requirement for any options that have not reached the one-year vesting cliff date and a credit for vesting on his termination date equal to 1/48th or 1/36th, as applicable based on the vesting schedule of the subject option, of the option shares multiplied by each full month of his employment with the Company since the vesting commencement date of the option, and (iii) payments of his health insurance premiums under COBRA for a period of up to nine months.

Item  8.01.  Other Events.

On July 29, 2011, the Company issued a press release announcing termination of its efforts to commercialize the Levacor® VAD technology and focusing its resources on developing and commercializing its smaller, next-generation MiFlow™ VAD.  A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated by reference.

Item 9.01.Financial Statements and Exhibits.

 (d)           Exhibits.

Exhibit 99.1	Press Release dated July 29, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 29, 2011

WORLD HEART CORPORATION

	By:	/s/ Morgan R. Brown
	Name:	Morgan R. Brown
	Title:	Executive Vice President and Chief Financial Officer